UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 21, 2006

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1169 Pittsford-Victor Rd, Bldg 3 Suite 125, Pittsford, New York		14534
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-248-0470

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 21, 2006 David M. Flaum, age 57, was elected as a director of Torvec Inc., to serve to the next annual meeting of shareholders and until his successor has been elected and shall have qualified.

Mr. Flaum is a Rochester, New York leading real estate developer. In 1985, he founded Flaum Management Co., Inc., a full service regional real estate development and property management firm. Mr. Flaum is noted for developing retail centers, office buildings, advanced or high technology facilities, call centers, redevelopment projects and commercial land in the northeastern United States. Flaum Management Company has developed particular expertise in redeveloping difficult or troubled properties, often adding hundreds of jobs to upstate communities.

Mr. Flaum is a founding board member of US LEC Corp. He serves on the board of U.S. Telepacific Corp. and is a member of the Board of Trustees of Syracuse University, serving on its Executive, Facilities and Academic committees. He is a member of the Facilities committee of the University of Rochester's Medical Center and Eye Institute.

Recently, Mr. Flaum was appointed by President Bush as the Finance Committee Chairman of the U.S. Holocaust Museum Council.

Mr. Flaum has received numerous awards over the years in recognition of his contributions to his community, philanthropy and for his business acumen.
Upon becoming a board member, Mr. Flaum commented:
"I am very excited about the technology that Torvec possesses. It has the ability to solve major energy issues facing us today, such as fuel consumption and conservation, safety and the protection of the environment."

James Y. Gleasman, Torvec's chief executive officer, welcomed Mr. Flaum to the board:
"Mr. Flaum brings extraordinary value and a wealth of business experience to Torvec. His presence will strengthen considerably the many exciting ventures we have embarked upon to commercialize our products by reducing American dependence on Middle East oil, enhancing automotive safety and counteracting automotive-generated pollutants."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

August 21, 2006	By:	James Y. Gleasman

Name: James Y. Gleasman
Title: CEO